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                                                                       EXHIBIT 8






                                  July __, 1999



Wood Bancorp, Inc.
124 East Court Street
Bowling Green, Ohio 43402-2259

       Re:  Merger of Wood Bancorp, Inc. with and into Sky Financial Group, Inc.
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Ladies and Gentlemen:

         Pursuant to section 7.02(c) of the Agreement and Plan of Merger, dated December 16, 1998, by and between Sky Financial Group, Inc., ("Sky Financial") and Wood Bancorp, Inc. ("Wood") (the "Merger Agreement"), Wood has requested our opinion with respect to certain of the federal income tax consequences of the merger of Wood with and into Sky Financial (the "Merger"). Under the terms of the Merger Agreement, shares of Wood stock will be converted into shares of Sky Financial voting common stock.

                               Documents Examined
                               ------------------

         In connection with the rendering of our opinion, we have examined the following:

         1.       The Merger Agreement;

         2. The Registration Statement on Form S-4 filed under the Securities Act of 1933 by Sky Financial with respect to the Sky Financial stock to be issued in connection with the Merger (the "Registration Statement");

         3.       The Representation Certificates of Wood and Sky Financial; and

         4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly


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Wood Bancorp, Inc.
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authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                               Factual Assumptions
                               -------------------

         In rendering this opinion, we have made the following assumptions as to factual matters.

         1. The Representation Certificates of Wood and Sky Financial, as referenced in the section entitled DOCUMENTS EXAMINED, are executed and delivered to us prior to the Merger in the form that we have heretofore tendered them to Wood and Sky Financial;

         2. The representations and warranties of the parties contained in the documents listed in the section entitled DOCUMENTS EXAMINED that may be deemed material to this opinion are all true in all material respects as of the date of the Merger;

         3. The representations as to factual matters of Wood and Sky Financial contained in two or more Representation Certificates are all true, correct, and complete in all material respects as of the date of the Merger;

         4. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

         5. At the closing, counsel for Sky Financial will provide an unqualified opinion that the Merger will qualify as a statutory merger under applicable state corporation law.

                             Limitations on Opinion
                             ----------------------

         The following limitations apply with respect to this opinion:

         1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. This opinion is in all respects qualified by the assumption that no


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                  significant changes in such authorities that would affect this opinion will be promulgated or occur between the date hereof and the Effective Time of the Merger. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

         2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

         3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     Opinion
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         Based upon and subject to the foregoing, it is our opinion that the
Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code and that, accordingly, no gain or loss will be recognized by the shareholders of Wood upon the conversion of their shares of Wood stock into shares of Sky Financial stock (except for any gain or loss attributable to cash received in lieu of fractional shares).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Respectfully submitted,